Exhibit 99.2

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Lynne Misericordia (973)-541-6641

$1,300 Million Senior Secured Credit Facilities

Mountain Lakes, New Jersey — March 8, 2007 — Pinnacle Foods Group Inc. (“Pinnacle Foods”) announced today that Peak Finance LLC is expected to enter into a senior secured credit facility consisting of a senior secured term loan in an aggregate amount of $1,175 million and a senior secured revolving credit facility in an aggregate amount of $125 million.

Peak Finance LLC, the borrower under the senior secured credit facility, is expected to merge with and into Pinnacle Foods Finance LLC pursuant to the previously announced agreement (the “Merger Agreement”) between Peak Acquisition Corp., an affiliate of The Blackstone Group, and Crunch Holding Corp., the parent of Pinnacle Foods (the “Merger”). After the Merger, Pinnacle Foods will be a subsidiary of the borrower. The net proceeds from the senior secured term loan, together with other financing, are expected to be used to finance the Merger and related transactions. Up to $10 million of the senior secured revolving credit facility may be drawn in connection with the Merger.

Cautionary Note Regarding Forward-Looking Statements

Except for the historical information contained herein, the matters discussed are forward-looking statements. These statements involve risks and uncertainties, such as quarterly fluctuations in operating results, the timely availability of new products, the impacts of competitive products and pricing, the ability to grow the distribution networks for Pinnacle Foods’ products, the ability to continue to obtain long-term financing, and the ability to locate and integrate past and future acquisitions. Risks and uncertainties related to Crunch Holding Corp.’s acquisition by an affiliate of The Blackstone Group include Crunch Holding Corp. not being able to complete the proposed transaction, conditions in the financing commitments that could impact its and Pinnacle Foods’ ability to obtain long-term financing, and the failure of Pinnacle Foods to obtain stockholder or other regulatory approvals or to satisfy any other closing conditions to the merger agreement. Additionally, Pinnacle Foods is subject to other risks and uncertainties set forth in Pinnacle Foods’ filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

FOR IMMEDIATE RELEASE